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                                                                       Exhibit 3

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CURTISS-WRIGHT CORPORATION

     The original Certificate of Incorporation of Curtiss-Wright Corporation was filed with the Secretary of State of the State of Delaware on August 9, 1929. This Restated Certificate of Incorporation, which further amends and restates the certificate of incorporation as heretofore amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL").

     1. The name of the Corporation is CURTISS-WRIGHT CORPORATION.

     2. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington and County of New Castle. The registered agent at said address is the Corporation Trust Company.

     3. The nature of the business and purposes to be conducted and promoted are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     4. Authorized Stock. The Corporation is authorized to issue three classes of stock. The total number of shares which the Corporation is authorized to issue is Forty-Five Million Six Hundred Fifty Thousand (45,650,000) shares, of which Thirty Three Million Seven Hundred Fifty Thousand (33,750,000) shares shall be designated Common Stock, par value $1 per share (the "Common Stock"), Eleven Million Two Hundred Fifty Thousand (11,250,000) shares shall be designated Class B Common Stock, par value $1 per share (the "Class B Common Stock" and, together with the Common Stock, the "Corporation Common Stock"), and Six Hundred Fifty Thousand (650,000) shares shall be designated Preferred Stock, par value $.01 per share (the "Preferred Stock"). The authorized number of shares of any such class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL or any successor provision thereto.

     5. Preferred Stock. The Board of Directors of the Corporation is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series and to determine with respect to each such series the designation of and the number of shares comprising such series and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions, of such series.

     6. Common Stock. The Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise provided by law or expressly provided herein. The relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of Common Stock and Class B Common Stock shall be as follows:

          (a) Cash Dividends. Subject to the rights and preferences of any outstanding series of Preferred Stock, and except as otherwise provided for herein, the holders of




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     Common Stock and Class B Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such per share amounts as the Board of Directors may from time to time determine; provided that whenever a cash dividend is paid, the same amount shall be paid in respect of each outstanding share of Common Stock and Class B Common Stock.

          (b) Stock Dividends. If at any time a dividend is to be paid in shares of Common Stock or shares of Class B Common Stock (a "stock dividend"), such stock dividend may be declared and paid only as follows: only Common Stock may be paid to holders of Common Stock and only Class B Common Stock may be paid to holders of Class B Common Stock. Whenever a stock dividend is paid, the same rate or ratio of shares shall be paid in respect of each outstanding share of Common Stock and Class B Common Stock.

          (c) Property Dividends. If at anytime a dividend is to be paid in rights to purchase shares of the capital stock of the Corporation (a "rights dividend"), then: (i) if the rights dividend is of rights that entitle the holder thereof to purchase shares of Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Common Stock ("Equivalent Shares")) or Class B Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Class B Common Stock ("Equivalent Class B Shares")) (whether initially or upon any adjustment thereunder), then only rights to acquire Common Stock or Equivalent Shares may be paid to holders of Common Stock and only rights to acquire Class B Common Stock or Equivalent Class B Shares may be paid to holders of Class B Common Stock; and (ii) if the rights dividend is of rights that entitle the holder thereof to purchase shares of capital stock of the Corporation other than Common Stock (or Equivalent Shares) or Class B Common Stock (or Equivalent Class B Shares) (whether initially or upon any adjustment thereunder), then the Board of Directors of the Corporation may pay such dividend of rights to the holders of Common Stock and Class B Common Stock in such manner as the Board of Directors may determine. Whenever any property dividend is paid, the same rate or ratio of rights, securities or other property shall be paid in respect of each outstanding share of Common Stock and Class B Common Stock.

          (d) Stock Subdivisions and Combinations. The Corporation shall not subdivide, reclassify or combine stock of any class of Corporation Common Stock without at the same time making a proportionate subdivision, reclassification or combination of shares of the other class.

          (e) Voting. Voting power shall be divided between the classes of stock as follows:

               (i) Subject to Article 6(e)(ii), in the election of directors holders of Class B Common Stock, voting separately as a class together with the holders of shares of any other class or series of stock which by its terms is entitled to vote with the Class B Common Stock for the election of directors (the Class B Common Stock, together with such other shares, the "Voting B Shares"), shall be entitled to elect that number of




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     directors which constitutes 80% of the authorized number of members of the
     Board of Directors (or, if such 80% is not a whole number, then the nearest higher whole number) (the "Class B Common Stock Directors"). Each share of Class B Common Stock shall have one vote in the election of the Class B Common Stock Directors. Subject to Article 6(e)(ii), holders of Common Stock, voting separately as a class together with the holders of shares of any other class or series of stock which by its terms is entitled to vote with the Common Stock for the election of directors (the Common Stock, together with such other shares, the "Voting Shares"), shall be entitled to elect the remaining directors (the "Common Stock Directors"). Each share of Common Stock shall have one vote in the election of such directors. The initial Common Stock Director shall be designated by a majority of the directors of the Corporation as of the effectiveness of this Restated Certificate of Incorporation, and the holders of Voting Shares, voting separately as a class, shall be entitled to vote for the election or replacement of such Common Stock Director at the next annual meeting of stockholders. The initial Class B Directors shall be designated by a majority of the directors of the Corporation as of the effectiveness of this Restated Certificate of Incorporation, and the holders of the Voting B Shares, voting separately as a class, shall be entitled to vote for the election or replacement of such Class B Directors at the next annual meeting of stockholders. For purposes of this Article 6(e)(i), references to the authorized number of members of the Board of Directors shall not include any directors which the holders of any shares of any series of Preferred Stock have the right to elect voting separately as one or more series.

               (ii) For purposes of this Article 6(e)(ii), "Special Voting Rights" means the different voting rights of the holders of Common Stock, on the one hand, and the holders of Class B Common Stock, on the other hand, with respect to the election of the applicable percentage of the authorized number of members of the Board of Directors as described in
     Article 6(e)(i). If approved by the Board of Directors, at any annual or special meeting of stockholders of the Corporation, a majority of the outstanding shares of the Common Stock and Class B Common Stock, voting together as a class, may vote to eliminate the Special Voting Rights(the "Elimination Vote"), in which case the Special Voting Rights provided for in Article 6(e)(i) shall have no further force or effect, and thereafter holders of the Corporation Common Stock shall have equal voting rights in all respects, except as otherwise required by law, and shall be entitled to elect the total authorized number of members of the Board of Directors voting together (along with the holders of any other Voting Stock(as defined below)) as a single class. "Voting Stock" shall mean the Common Stock, the Class B Common Stock and the shares of any class or series of stock which by its terms is entitled to vote with the Common Stock or the Class B Common Stock for the election of directors.

               (iii) Unless the Special Voting Rights have been eliminated in accordance with Article 6(e)(ii), all newly-created directorships resulting from an increase in the authorized number of directors shall be allocated between Common Stock Directors and Class B Directors such that at all times the number of Class B Common Stock directorships shall be 80% of the authorized number of members of the Board of Directors (or, if such 80% is not a whole number, then the nearest higher whole number) and the remaining directorships shall be Common Stock directorships.




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               (iv) Except as otherwise specified herein or required by law, the holders of Common Stock and Class B Common Stock shall in all matters not otherwise specified in this Article 6(e) vote together as one class, with each share of Common Stock and Class B Common Stock having one vote.

          (f) Merger or Consolidation. The Corporation shall not enter into any consolidation of the Corporation with one or more other corporations, a merger of the Corporation with another corporation, are organization of the Corporation or other similar combination of the Corporation with one or more third parties, unless each holder of a share of Common Stock or Class B Common Stock is entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation, merger, reorganization or other combination as each other holder of a share of Common Stock and Class B Common Stock; provided that, in any such transaction consummated prior to the Elimination Vote, the holders of shares of Common Stock and Class B Common Stock may each receive different kinds of shares of stock that differ to the extent and only to the extent that the Board of Directors determines in good faith that such shares differ with respect to the rights of holders of such shares to the same extent as the Common Stock and Class B Common Stock differ as provided herein.

          (g) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock and Class B Common Stock shall participate equally per share in any distribution to stockholders, without distinction between classes.

     7. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          (a) Except as otherwise fixed pursuant to Article 5 of this Restated Certificate of Incorporation relating to the rights of the holders of anyone or more series of Preferred Stock issued by the Corporation acting separately as one or more series to elect, under specified circumstances, directors at an annual or special meeting of stockholders, the Board of Directors shall consist of not less than five nor more than ten persons, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to are solution adopted by a majority of the Board of Directors. A director need not be a stockholder. The election of directors of the Corporation need not be by ballot unless the By-Laws so require.

          (b) Subject to Articles 7(d) and 7(e), any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office and any other vacancy occurring in the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.




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          Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or together as series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

          (c) The Board of Directors may, by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which to the extent permitted by law and provided in said resolution or resolutions or in the By-Laws of the Corporation shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may have the power to authorize the seal of the Corporation to be affixed to all papers which require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

          (d) Any vacancy in the office of a director created by the death, resignation, retirement, disqualification, removal from office of a director or other cause, elected by (or appointed on behalf of) the holders of the Voting B Shares, on the one hand, or the holders of the Voting Shares, on the other hand, as the case may be, shall be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of Voting B Shares, on the one hand, or Voting Shares, on the other hand, as the case may be, unless there are no such directors in such class, in which case such vacancy shall be filled by the holders of the Voting B Shares or Voting Shares, respectively, or unless the Elimination Vote shall have occurred, in which case such vacancy shall be filled by the vote of the majority of the directors (or the sole remaining director) then in office, even if less than a quorum, regardless of any quorum requirements set out in the By-Laws.

          (e) Unless the Elimination Vote shall have occurred, all newly-created directorships resulting from an increase in the authorized number of directors shall be allocated pursuant to Article 6(e)(iii). Once such newly-created directorships have been allocated as Common Stock Directors or Class B Directors, such newly-created directorships shall be filled by the vote of the majority of the directors in such class (or the sole remaining director in such class), as the case may be, unless there are no such directors in such class, in which case such vacancy shall be filled by the holders of the Voting Shares or Voting B Shares, respectively, or unless the Elimination Vote shall have occurred, in which case such vacancy shall be filled by the vote of the majority of the directors (or the sole remaining director) then in office, even if less than a quorum, regardless of any quorum requirements set out in the By-Laws. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting or until his successor shall have been elected and qualified or until his earlier resignation or removal. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

     8. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for




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monetary damages for breach of fiduciary duty as a director. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of the Restated Certificate of Incorporation of the Corporation inconsistent with this
Article 8, shall eliminate or reduce the effect of this Article 8 in respect of any act or omission of any director of the Corporation or any matter occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     9. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving in the course of such employment, or at the request of the Corporation, as a director, officer, employee or representative of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as such a director, officer, employee or representative or in any other capacity while serving as such a director, officer, employee or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as it presently exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection there with and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or representative and shall inure to the benefit of such person's heirs, executors, administrators and other legal representatives; provided, however that, except as provided in paragraph (b) of this Article 9, the Corporation shall indemnify any such person seeking indemnification in connection with such a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof), or the initiation thereof, was authorized or approved by the Corporation. The Corporation shall pay the expenses (including attorneys' fees) incurred by such a person described in the preceding sentence (but subject to the proviso thereto) in defending any proceeding in advance of its final disposition, provided, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article 9 or otherwise.

          (b) If a claim under paragraph (a) of this Article 9 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the requirements of the Delaware General Corporation Law have been complied with by the claimant) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination




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     prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create the presumption that the claimant has not met the applicable standard of conduct.

          (c) The rights conferred by this Article 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation of the Corporation, By-Law, Agreement, vote of stockholders or disinterested directors or otherwise.

          (d) The Corporation may maintain insurance, at its expense, to protect itself, its subsidiary and affiliated corporations, and any such director, officer, employee or representative of the Corporation or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     10. Except as otherwise fixed pursuant to the provisions of Article 5 of this Restated Certificate of Incorporation relating to the rights of the holders of any one or more series of Preferred Stock issued by the Corporation to call an annual or special meeting of stockholders, special meetings of the stockholders of the Corporation may be called only by the Chairman, or in his absence by the President, by the Board of Directors, or by the Secretary at the request in writing of a majority of the Board of Directors and may not be called by the stockholders of the Corporation.

     11. Any action required to be taken or which may be taken by the holders of the Corporation Common Stock must be effected at a duly called annual or special meeting of such holders and may not be taken by written consent in lieu of a meeting.

     12. The Board of Directors shall have the power to adopt, alter, amend and repeal the By-Laws of the Corporation, in any manner not in consistent with the laws of the State of Delaware, subject to the power of the stockholders to adopt, amend or repeal the By-Laws. Notwithstanding anything else contained in this Restated Certificate of Incorporation or the By-Laws to the contrary, the affirmative vote of the holders of record of at least 66 2/3% of the combined voting power of all of the outstanding stock of the company entitled to vote in respect thereof, voting together as a single class, shall be required (A) to alter, amend, rescind or repeal Article 7, Article 10, Article 11 or this
Article 12 of this Restated Certificate of Incorporation or to adopt any provision inconsistent therewith or (B) in order for the stockholders to adopt, alter, amend, rescind or repeal any By-Laws of the Corporation.

     13. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the




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application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     IN WITNESS WHEREOF, Curtiss-Wright Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 21st day of July 2003.

                                              CURTISS-WRIGHT CORPORATION


                                              By:
                                                  ------------------------------
                                                  Name:  Paul J. Ferdenzi
                                                  Title: Assistant Secretary